PRESS RELEASE

LAS VEGAS, NEVADA, May 15, 2015 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the first quarter ended March 31, 2015.

Consolidated Net revenues were $94.4 million for the first quarter of 2015 compared to $89.0 million for the first quarter of 2014, an increase of 6.1%. ACEP reported first quarter net income of $8.0 million for 2015 compared to net income of $4.5 million for the first quarter of 2014. Adjusted EBITDA increased 18.7% to $22.2 million for the first quarter of 2015 compared to $18.7 million for the first quarter of 2014. Adjusted EBITDA Margin increased to 23.5% compared to 21.0% in 2014.

The increase in consolidated Net revenues for the first quarter of 2015 was driven by the casino, hotel and food and beverage divisions and was primarily the result of increased slot revenue, higher occupancy, increased average daily rates and resort fees, and higher food covers.

The Stratosphere - Stratosphere’s Net revenues increased 4.7% in the first quarter of 2015 compared to the first quarter of 2014. Hotel revenue increased 14.1% in the first quarter of 2015 compared to the first quarter of 2014, due to a 4.0 percentage point increase in occupancy, a 6.4% increase in average daily room rates and a 24.5% increase in resort fee revenue. In the first quarter of 2015, casino revenues decreased 1.9% due primarily to a 0.5% decrease in slot coin in and 0.6 percentage point decrease in table hold. Food and beverage revenues increased 5.9% due to increased food and beverage covers. Tower revenue fell 3.7% due primarily to decreased Sky Jump admissions. Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA Margin during the first quarter of 2015.

Arizona Charlie’s - The Arizona Charlie’s Net revenues increased 2.1% in the first quarter of 2015 as compared to the first quarter of 2014. Hotel and food and beverage revenues increased at both Arizona Charlie’s properties. The increase in hotel revenue was due to increased occupancy at both properties. Food and beverage revenues increased due to increased food covers. Casino revenues increased 0.1% on increased bingo volume and hold. Due to increased expenses, overall Adjusted EBITDA and Adjusted EBITDA Margin decreased at the Arizona Charlie’s properties during the first quarter of 2015 as compared to the first quarter of 2014, although Adjusted EBITDA and Adjusted EBITDA Margin rose slightly for Arizona Charlie's Boulder.

The Aquarius - The Aquarius’ Net revenues increased 11.9% in the first quarter of 2015 compared to the first quarter of 2014. Hotel revenue increased 13.2% in the first quarter of 2015 as ADR increased 4.6% and occupancy increased to 55.7% in the first quarter of 2015 compared to 51.4% in the first quarter of 2014. Casino revenue increased 10.9% due to increased slot and table revenue. Food and beverage revenue increased 6.4% due to increased covers and a higher average check per cover. Adjusted EBITDA and Adjusted EBITDA Margin both increased in the first quarter of 2015 as compared to the first quarter of 2014.

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Financial Statistics as of March 31, 2015:
•	Cash	$63.2 million
•	Unrestricted Cash	$55.1 million
•	Consolidated Total Debt	$302.2 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended March 31, 2015	$13.8 million

On March 31, 2015, ACEP made a principal payment on our First Lien Term Loan in the amount of $30,000,000. This amount included an "excess cash flow" payment of approximately $9.4 million and a voluntary prepayment of $20.6 million.

Conference Call Information:
We will hold our first quarter 2015 earnings conference call, Thursday, May 15, 2015 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 1-888-505-4368 (US/Canada toll-free). The pass code is 1553960. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended March 31,
	2015	2014
	(in millions)
Income Statement Data:
Revenues:
Casino	$55.1	$53.3
Hotel	19.4	17.0
Food and beverage	19.0	17.8
Tower, retail, entertainment and other	8.2	7.9
Gross revenues	101.7	96.0
Less promotional allowances	7.3	7.0
Net revenues	94.4	89.0

Costs and expenses:
Casino	16.4	16.5
Hotel	8.7	8.2
Food and beverage	14.0	13.5
Other operating expenses	2.8	3.0
Selling, general and administrative	30.7	29.1
Depreciation and amortization	7.3	7.4
Total costs and expenses	79.9	77.7
Income from operations	$14.5	$11.3

EBITDA Reconciliation:
Net income	$8.0	$4.5
Interest expense	6.4	6.8
Depreciation and amortization	7.3	7.4
EBITDA	$21.7	$18.7
Numbers may vary due to rounding.

	Three months ended March 31,
	2015	2014
	(in millions)
Adjusted EBITDA Reconciliation:
Net income	$8.0	$4.5
Interest expense	6.4	6.8
Depreciation and amortization	7.3	7.4
Gain on disposal of assets	—	—
Other non-recurring and extraordinary expenses[1]	0.5	—
Adjusted EBITDA	$22.2	$18.7
Adjusted EBITDA Margin	23.5%	21.0%

Numbers may vary due to rounding.

1As further defined in the First Lien Credit and Guaranty Agreement and Second Lien Credit Guaranty Agreement dated July 3, 2013 (the “Credit Agreements”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended March 31,
	2015	2014

WPU - Slot
Stratosphere	131.09	124.93
Decatur	122.48	121.17
Boulder	78.98	79.14
Aquarius	170.20	151.41
ACEP Consolidated	129.22	121.83

WPU - Tables
Stratosphere	839.51	839.51
Decatur	638.98	555.56
Boulder	374.06	333.33
Aquarius	606.06	510.51
ACEP Consolidated	696.27	641.03

ADR
Stratosphere	56.88	53.45
Decatur	48.03	48.91
Boulder	44.85	46.93
Aquarius	45.79	43.77
ACEP Consolidated	52.36	49.99

Hotel Occupancy %
Stratosphere	84.0	80.0
Decatur	81.1	70.6
Boulder	58.7	47.1
Aquarius	55.7	51.4
ACEP Consolidated	71.3	66.3

Net Revenue
Stratosphere	42.2	40.3
Decatur	16.1	15.7
Boulder	8.7	8.6
Aquarius	27.2	24.3
Corporate	0.2	0.1
ACEP Consolidated	94.4	89.0
Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreements. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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